AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996
                                                       REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             TEJAS GAS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                          76-0263364
   (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                          1301 MCKINNEY ST., SUITE 700
                              HOUSTON, TEXAS 77010
                                 (713) 658-0509
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               P. ANTHONY LANNIE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             TEJAS GAS CORPORATION
                          1301 MCKINNEY ST., SUITE 700
                              HOUSTON, TEXAS 77010
                                 (713) 658-0509
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ------------------------
                                   COPIES TO:
   NICOLAS J. EVANOFF                                     JOHN F. WOMBWELL
  BAKER & BOTTS, L.L.P.                                ANDREWS & KURTH, L.L.P.
  3000 ONE SHELL PLAZA                                4200 TEXAS COMMERCE TOWER
HOUSTON, TEXAS 77002-4995                               HOUSTON, TEXAS 77002
     (713) 229-1234                                        (713) 220-4200
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                 PROPOSED             PROPOSED
                                                                  MAXIMUM              MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED         PER UNIT(1)       OFFERING PRICE(2)    REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------
Debt Securities(3)...................
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.25
  per share(4).......................
- -------------------------------------------------------------------------------------------------------------------------
          Total......................     $400,000,000             100%             $400,000,000           $137,931
=========================================================================================================================

(1) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $400,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) Subject to Footnote (2), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by the Registrant. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $400,000,000.

(4) Subject to Footnote (2), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debt Securities. Includes the preferred stock purchase rights associated with the Common Stock. As no separate consideration is payable for such rights, the registration fee for such securities is included in the fee for the Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                   SUBJECT TO COMPLETION DATED JUNE 18, 1996
PROSPECTUS
                                  $400,000,000

                          TEJAS GAS CORPORATION

                                DEBT SECURITIES
                                  COMMON STOCK
                            ------------------------

     Tejas Gas Corporation (the "Company") may offer from time to time its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Company may also offer and sell from time to time shares of Common Stock, par value $0.25 per share (the "Common Stock"), of the Company. The aggregate initial offering price of the Debt Securities and the Common Stock to be offered by the Company hereby (the "Securities") will not exceed $400,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement.

     The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events, or payment of additional amounts or any sinking fund provisions, any provisions with respect to conversion (in the case of Debt Securities that may be convertible into Common Stock of the Company), any initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of such series (the "Offered Securities") will be set forth in a Prospectus Supplement. As used herein, the Debt Securities shall include securities denominated in United States dollars, or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency or currency unit, or in amounts determined by reference to an index.

     The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution". If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.

     The Common Stock is listed on the New York Stock Exchange under the Symbol TEJ. Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
       The date of this Prospectus is                            , 1996.

     NO DEALERS, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----

Available Information...................     3
Incorporation of Certain Documents by
  Reference.............................     3
The Company.............................     5
Risk Factors............................     7
Use of Proceeds.........................     9
Ratio of Earnings to Fixed Charges......     9
Description of Debt Securities..........     9
Description of Capital Stock............    15
Certain Anti-takeover Provisions........    15
Plan of Distribution....................    18
Legal Matters...........................    19
Experts.................................    19

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                       2

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549; and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Company's Common Stock, depositary shares (the "9.96% Depositary Shares"), each representing a one-tenth interest in a share of 9.96% Cumulative Preferred Stock, par value $1.00 per share (the "9.96% Preferred Stock"), and depositary shares (the "5% Depositary
Shares"), each representing a one-fifth interest in a share of 5% Convertible Preferred Stock, par value $1.00 per share (the "5% Preferred Stock"), are listed on the New York Stock Exchange and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any contract, agreement or any other document or exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-17389), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          (3)  the Company's Current Report on Form 8-K filed June 18, 1996;

          (4) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on December 3, 1992, as amended by Forms 8-A/A filed on September 17, 1993 and March 18, 1994, as such Registration Statement may be further amended from time to time for the purpose of updating, changing or modifying such descriptions;

          (5) the description of the Company's preferred stock purchase rights associated with the Common Stock contained in the Company's Registration Statement on Form 8-A filed on November 14, 1994, as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying such description;

          (6) the description of the 9.96% Depositary Shares and the 9.96% Preferred Stock contained in the Company's Registration Statement on Form 8-A filed on January 13, 1993, as amended by Form 8-A/A filed on March 25, 1993, as such Registration Statement may be further amended from time to time for the purpose of updating, changing or modifying such description;

          (7) the description of the 5% Depositary Shares and the 5% Preferred Stock contained in the Company's Registration Statement on Form 8-A filed on September 27, 1993, as amended by Forms 8-A/A filed on November 1, 1993 and December 23, 1993, as such Registration Statement may be

                                       3

     further amended from time to time for the purpose of updating, changing or modifying such description; and

          (8) the Rights Agreement, dated as of November 11, 1994, between the Company and Harris Trust and Savings Bank, which includes the Certificate of Designation for the Series C Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Shares as Exhibit C (filed as Exhibit 1 to the Company's Form 8-K dated November 11, 1994).

     All documents filed by the Company with the Commission pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby (by the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that have been incorporated herein by reference (not including exhibits to the documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents which this Prospectus incorporates). Requests should be directed to James W. Whalen, Executive Vice President, Chief Financial Officer and Treasurer, Tejas Gas Corporation, 1301 McKinney, Suite 700, Houston, Texas 77010 (telephone: (713) 658-0509).

                                       4

                                  THE COMPANY
GENERAL

     The Company is a major intrastate natural gas pipeline company engaged in the business of purchasing, gathering, processing, treating, transporting and marketing natural gas. The Company's operations are situated primarily in the major gas-producing areas in South Texas, East Texas, the Texas and Louisiana Gulf Coast regions and Oklahoma, with additional facilities located in West Virginia. The Company is a holding company that conducts operations through four principal subsidiaries, Tejas Gas Corp. ("Tejas Gas"), Acadian Gas Corporation ("Acadian"), Tejas Natural Gas Company ("TNGC") and, since June 1996,
Transok, Inc. ("Transok"). See "-- Transok Acquisition." Tejas-Acadian
Holding Company ("TAHC"), a wholly owned subsidiary of the Company, was organized in December 1994 and owns the capital stock of each of Tejas Gas, Acadian and TNGC. Tejas Transok Holding Company ("TTHC"), a wholly owned subsidiary of the Company, was organized in June 1996 and owns all of the capital stock of Transok. Tejas Alliance Holding Company ("TALHC"), a wholly owned subsidiary of the Company, was organized in July 1995 to hold an interest in Coral Energy Resources, L.P. ("Coral"), an energy marketing joint venture with Shell Oil Company ("Shell"). Unless the context indicates otherwise, references to the "Company" are to Tejas Gas Corporation, TAHC, Tejas Gas, Acadian, TNGC, Transok and TALHC and their respective subsidiaries.

     The Company is one of the largest independent intrastate gatherers and transporters of natural gas volumes through company-owned pipelines in the United States. The Company had an average throughput of 3.2 BCF of natural gas per day ("BCF/d") in its natural gas sales, transportation and processing activities in 1995 and 3.5 BCF/d in the first quarter of 1996. Transok's average throughput was 1.4 BCF/d in 1995 and 1.3 BCF/d in the first quarter of 1996.

     As of June 6, 1996, following the Transok acquisition, the Company owned and/or operated intrastate pipeline systems collectively comprising approximately 12,000 miles of pipeline including interests in nine joint venture pipelines. The Company's pipeline systems consist of main lines, lateral lines and gathering lines and have approximately 290 interconnections with both interstate and intrastate pipelines in Texas, Oklahoma and Louisiana. Through these interconnections, the Company can access natural gas supplies from sources not directly connected to its pipelines and deliver natural gas to those customers who are outside of the Company's geographical area of pipeline operations.

     The Company owns underground natural gas storage facilities in Texas and Oklahoma and leases an underground natural gas storage facility in Louisiana. These facilities have a combined storage capacity of 155 BCF and a withdrawal capacity of 1.1 BCF/d.

     The Company operates nine owned and seven leased natural gas processing plants, which have a combined processing capacity of more than 725 million cubic feet of natural gas per day and more than 50,000 barrels of natural gas liquids per day.

     In November 1995, Coral, a natural gas and energy marketing venture between the Company and Shell, commenced operations. Coral is owned one-third by subsidiaries of the Company and two-thirds by subsidiaries of Shell. The Company and Shell have each contributed cash and economic interests in natural gas sales contracts to Coral for their respective interests. Each partner has received equity credit for natural gas committed to the partnership that is subject to long-term contracts, and natural gas volumes and margins are subject to make-up payments by the responsible partner if actual volumes and margins fail to meet targeted contract levels.

     The Company, a Delaware corporation, was organized on September 16, 1988 by Hamilton Oil Corporation ("HOC") for the purpose of holding the capital stock of Tejas Gas, which had been an indirect, wholly owned subsidiary of HOC or its predecessor since 1979. Tejas Gas has been engaged in natural gas pipeline operations and related activities since its inception in 1967. On July 1, 1988, Tejas Gas purchased all of the outstanding capital stock of Gulf Energy Holding, Inc., another company engaged through subsidiaries in natural gas pipeline operations, principally in Texas. On December 27, 1988, the Company's capital stock was distributed to the stockholders of HOC in the form of a spin-off. On

                                       5

December 28, 1990, the Company purchased through Acadian, a wholly owned subsidiary, all of the capital stock of several corporations comprising the Acadian Gas Group, a group of companies engaged in natural gas pipeline operations, principally in Louisiana. On September 15, 1993, the Company, through a newly formed wholly owned subsidiary, TNGC, acquired from Exxon substantially all of Exxon's Texas and Louisiana intrastate natural gas pipeline operations as well as a significant natural gas storage facility. In January 1995, the Company transferred the capital stock of Tejas Gas, Acadian and TNGC to its wholly owned subsidiary, TAHC, in connection with the amendment and consolidation of the Company's credit facilities. The Company, through subsidiaries of TALHC, holds a one-third interest in Coral, a natural gas marketing venture. In June 1996, the Company, through a subsidiary of TTHC, acquired Transok, an intrastate natural gas pipeline operator and gas processor with assets located primarily in Oklahoma, from Central and South West Corporation ("CSW").

     The executive offices of the Company are located at 1301 McKinney, Suite 700, Houston, Texas 77010, and its telephone number is (713) 658-0509.

TRANSOK ACQUISITION

     On June 6, 1996, Tejas acquired Transok from CSW through a merger of a recently formed wholly owned subsidiary of Tejas into Transok pursuant to an Agreement of Merger dated May 9, 1996, between Tejas and CSW, as amended. Immediately prior to the acquisition, Transok sold seven gas processing plans (the "Transok Plants") to a third party lessor (the "Lessor"), which in turn leased these facilities to the Company.

     Transok, which was founded in 1955, operates intrastate natural gas pipeline systems in Oklahoma, Louisiana and Texas and is the largest processor of natural gas in Oklahoma. Transok's operations include (i) more than 6,500 miles of gathering and transmission pipelines in Oklahoma, Louisiana and Texas with 2.3 BCF/d of pipeline capacity; (ii) eight operating processing plants, of which seven are leased, with total capacity of 564 million cubic feet per day ("Mmcf/d") of natural gas; (iii) a 26 BCF-capacity natural gas reservoir storage facility with 300 Mmcf/d of withdrawal and 200 Mmcf/d of injection capacity; and
(iv) 1.4 trillion cubic feet of connected third-party natural gas reserves. Transok's average system throughput was 1.3 BCF/d during the first quarter of 1996 and 1.4 BCF/d in 1995. Liquids production was 25,100 barrels per day during the first quarter of 1996 and 22,400 barrels per day in 1995.

     The total purchase price received by CSW at closing was $690 million in cash, of which $565 million was paid by Tejas and $125 million was paid by the Lessor to acquire the Transok Plants. In addition, as part of the transaction, Transok retained $200 million of long-term debt. Tejas' financing for its cash requirements consisted of (i) $178 million borrowed under an existing credit facility of a wholly owned Tejas subsidiary and (ii) $387 million, net of a voluntary prepayment, borrowed under a new $425 million credit facility arranged by Bank of Montreal and Canadian Imperial Bank of Commerce. The Lessor is leasing the Transok Plants to the Company for a five-year term with annual lease payments of approximately $9 million. The lease agreement may be extended by the Company, with approval by the Lessor, and provides the Company the option to purchase the Transok Plants during the term. The option to purchase all of the Transok Plants is exercisable for $125 million. If such purchase option is not exercised, the Company will be obligated to pay the Lessor a termination fee of approximately $106 million at the end of the lease. However, such fee will be reduced by the excess, if any, of the proceeds from the Lessor's sale of the assets over $19 million. The lease also provides Tejas the option at any time during the term to purchase such number of the Transok Plants as may be purchased for an amount not exceeding approximately $31 million, with corresponding reductions in the $106 million termination fee and $19 million threshold amount. Tejas estimates that transaction costs associated with the merger and related financings will total approximately $13 million.

                                       6

                                  RISK FACTORS

     IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

INDEBTEDNESS, LEVERAGE AND OTHER COMMITMENTS

     In connection with the Transok acquisition, the Company borrowed (i) $178 million under an existing credit facility of a wholly owned Tejas subsidiary and
(ii) $387 million, net of a voluntary prepayment, under a new $425 million credit facility arranged by Bank of Montreal and Canadian Imperial Bank of Commerce. Transok had outstanding at the time of the acquisition $200 million principal amount of medium-term notes, which remained in place following its merger with a Tejas subsidiary. As of June 6, 1996, the Company's total debt was approximately $1.0 billion, including debt incurred or assumed in connection with the Transok acquisition. In addition, immediately prior to the acquisition, an unrelated third party paid $125 million to Transok for certain gas processing assets and is leasing these assets to the Company as described above for an annual lease payment of approximately $9 million. See "The Company -- Transok Acquisition." The Company is also committed to (i) maintain certain natural gas volumes in one of its storage facilities, for which it pays a third party supplier an estimated annual reservation fee of approximately $1.2 million, (ii) make preferred distributions to a third party of approximately $9 million annually through 2003 in connection with such party's capital investment in a subsidiary of the Company and (iii) make annual rent payments of approximately $8.4 million through September 1998 pursuant to a lease of certain pipeline facilities. In connection with the pipeline lease, the Company has the option to purchase the facilities for approximately $144.5 million at the end of the term or pay a termination fee of approximately $122.8 million, subject to certain reductions. This indebtedness and these other obligations create a risk that the Company may be unable to service its indebtedness and pay dividends on its 5 1/4% Preferred Stock and 9.96% Preferred Stock. While the Company does not anticipate that it will be unable to service such indebtedness or pay such dividends, there can be no assurance in that regard.

RELIANCE ON FUNDS FROM OPERATING SUBSIDIARIES; RESTRICTIONS ON DISTRIBUTIONS; DIVIDENDS

     The ability of the Company, as a holding company, to pay dividends on the Common Stock will be dependent upon the payment of dividends or interest by, or the availability of other funds from, its subsidiaries. Effective January 12, 1995, the Company amended its credit facilities to roll-up a majority of the existing bank debt of its three principal operating subsidiaries into a single, $455.0 million, eight-year revolving credit facility at a newly-formed subsidiary, TAHC. Effective June 6, 1996, the Company established a new $425.0 million, revolving credit facility that matures December 31, 1997 in connection with the Transok acquisition. The TAHC and Transok credit facilities and the other subsidiary credit facilities restrict the amount of distributions that may be made by the subsidiaries to the Company.

     The Company does not currently intend to pay regular cash dividends on the Common Stock. This policy will be reviewed by the Board of Directors of the Company from time to time in light of, among other things, the Company's earnings and financial position, capital requirements and limitations imposed by its bank loan agreements. No dividend or distribution may be declared or paid on, and no payment may be made on account of the purchase, redemption or retirement of, the Common Stock unless and until all cumulative dividends on the 5% Preferred Stock and the 9.96% Preferred Stock have been declared and either paid or funds therefor set aside for payment.

RISK OF INABILITY TO INTEGRATE TRANSOK OPERATIONS

     Although the Company has previously integrated relatively large acquisitions and expects to integrate the operations of Transok with its existing operations, there can be no assurance that its efforts to do so will be successful. The failure to successfully integrate Transok could adversely affect the Company's operating results.

                                       7

SENSITIVITY TO SHORT-TERM SUPPLY AND SALES CONTRACTS

     Currently, the Company purchases, and Coral Energy Resources, L.P., a marketing joint venture between the Company and Shell Oil Company, resells natural gas primarily under short-term contracts, which are subject to renegotiation of prices and volumes, usually on a monthly basis. Although this affords the Company greater flexibility in responding to changing market conditions, supplies and markets under such contracts are not assured. In addition, the profitability of short-term sales is strongly influenced by the balance of supply and demand in the marketplace. For example, excess supplies in relation to demand may cause significant competition for available markets, which, in turn, may result in depressed profit margins for short-term sales.

ABILITY OF PRINCIPAL STOCKHOLDERS TO EXERCISE CONTROL

     As of May 31, 1996, the amount of the Common Stock controlled by members of the Board of Directors of the Company or their affiliates was approximately 25%. Such stockholders, if they vote together, may be able to materially influence the outcome of all matters submitted to a vote of the Company's stockholders.

POTENTIAL LIABILITY UNDER TAKE-OR-PAY CONTRACTS; LITIGATION

     The Company is a party to certain natural gas purchase contracts containing take-or-pay provisions, which require the Company to take a minimum amount of natural gas or pay for such minimum quantities if not taken. The Company is a defendant in a take-or-pay lawsuit, THE LONG TRUSTS V. TEJAS GAS CORP. ET. AL., in which the plaintiffs in their pleadings have alleged damages in excess of $36 million (including prejudgment interest) against the Company. In connection with depositions taken for the suit, certain expert witnesses retained by The Long Trusts have presented damage models purporting to show substantial additional damages related to take-or-pay claims and claims that plaintiffs were prevented by actions of the Company from producing gas ratably with other producers in a common reservoir. Management disputes The Long Trusts' claims and believes that the Long Trusts' damage models are seriously flawed. In addition, the Company is a defendant in various lawsuits that have arisen in the ordinary course of business. Although the Company has not obtained any formal opinion, based on discussions with outside counsel and an internal examination of such lawsuits, management believes that it has adequate defenses or recourse to third parties relating to such lawsuits and does not believe these matters will have a material adverse effect on the Company's financial condition.

COMPETITION

     The Company has numerous competitors in its geographic area of operations, many of which are larger pipeline companies with more extensive pipeline networks and greater capital resources. Accordingly, for the Company to remain competitive it must continually meet or exceed such competitors' ability to offer reliable services and competitive pricing. The Company also faces varying degrees of competition from the use of energy sources, such as electricity, coal and oil. In addition, excess industry wide supplies in relation to demand will cause increased competition for available markets.

SEASONAL AND WEATHER VARIATIONS RESULT IN FLUCTUATIONS IN THROUGHPUT, REVENUES AND EARNINGS

     The Company's natural gas sales are affected by seasonal changes in demand for natural gas because of weather. The Company has its greatest demands during the winter heating season and the summer air-conditioning season so that greater volumes, revenues and earnings from operations are usually experienced during those periods of the year. Variations in extremes of weather from year to year in the past resulted in significant variations in the Company's natural gas throughput, revenues and earnings for those years.

NO ASSURANCE OF CONTINUED EXPANSION OPPORTUNITIES OR CONTINUED AVAILABILITY OF FINANCING

     In order for the Company to expand its business by acquiring additional gathering and pipeline systems through either the purchase or construction of new facilities, the Company will be required to identify

                                       8

expansion opportunities and to finance such activities, using either equity or debt financing, or a combination thereof. No assurance can be given that appropriate opportunities for expansion at levels of profitability comparable to existing operations can be obtained or that financing on terms acceptable to the Company can be obtained.

RISK OF ADDITIONAL COSTS AND LIABILITIES RELATED TO ENVIRONMENTAL AND SAFETY REGULATIONS AND CLAIMS

     The pipeline operations of the Company are subject to various federal, state and local environmental, safety, health and other laws, which can increase the cost of planning, designing, installing and operating such facilities. There can be no assurance that costs and liabilities relating to compliance will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the Company's operations, could result in additional costs to and liabilities of the Company.

                                USE OF PROCEEDS

     Except as otherwise described in any Prospectus Supplement or any Pricing Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                        QUARTER ENDED

                                         MARCH 31,                    YEARS ENDED DECEMBER 31,
                                        --------------   -----------------------------------------------------
                                         1996    1995      1995       1994       1993       1992       1991
                                        ------   -----   ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges...    3.17     2.55      2.49       2.37       2.71       1.83       1.58

     For purposes of calculating the ratios of earnings to fixed charges "earnings" represent income from continuing operations before interest charges and before federal and state income taxes. "Fixed charges" represent the sum of interest charges (whether expensed or capitalized), and the portion of rental expense representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered
Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company and will be issued under an Indenture (the "Indenture"), between the Company and Texas Commerce Bank, N.A., as trustee (the "Trustee"). The statements under this caption relating to the Debt Securities and the Indenture are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indenture. Wherever such terms are used herein or particular provisions of the Indenture are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indenture are capitalized herein. The italicized parenthetical references below refer to the section numbers in the Indenture, unless otherwise indicated.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indenture

                                       9

does not limit the amount of other unsecured indebtedness or securities which may be issued by the Company.

     Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities, which will be issued in registered form: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable;
(v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for conversion or exchange, if any, of the Offered Debt Securities; (vii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (viii) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on, such Offered Debt Securities will be payable; (ix) whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on, such Offered Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated; and (x) any other specific terms of the Offered Debt Securities. Reference is also made to the Prospectus Supplement for information with respect to any additional covenants that may be included in the terms of the Offered Debt Securities. (SECTION 301)

     No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (SECTION 305)

     To the extent the Company conducts its operations through Subsidiaries, the Holders of Debt Securities will have a junior position to any creditors of the Company's Subsidiaries.

     Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

     If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT

     Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under the Indenture with respect to the Debt Securities of such series issued under such Indenture: (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due;
(b) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 30 days; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be specified with respect to Debt Securities of such series. (SECTION 501) If an Event of Default with respect to any

                                       10

outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the Indenture (in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the Indenture, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. (SECTION 502) Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indenture may give rise to cross defaults on such other indebtedness of the Company.

     The Indenture provides that the Trustee will within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it, provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such Series. (SECTION
602)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the Indenture). (SECTION 512) The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (SECTION 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (SECTION 603)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the Indenture) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. (SECTION 513) The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indenture. (SECTION 1006)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under each Indenture and as to any default in such performance. (SECTION 1005)

                                       11

MODIFICATION

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (SECTION 902)

     The Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that (i) the Person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a Person which assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing, and (iii) certain other conditions are met. Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under the Indenture and the Debt Securities. (ARTICLE EIGHT)

DISCHARGE AND DEFEASANCE

     The Company may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series. (SECTION 401)

     The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if the Company (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and
(iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of the Company under the Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as

                                       12

aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (SECTIONS 403 AND 404)

     "U.S. Government Obligations" is defined in the Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof. (SECTION 101)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities are issuable in definitive form as Registered Debt Securities. (SECTION 301) Reference is made to the Prospectus Supplement for the terms relating to the form, exchange, registration and transfer of Debt Securities issuable in temporary or permanent global forms.

     Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

     Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company has appointed the Trustee as Security Registrar. (SECTION 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (SECTION 1002)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Registered Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or
(ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part. (SECTION 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (SECTION 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in Houston, Texas will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. (SECTION 1002)

                                       13

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (SECTION 1003)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement. (SECTION 204)

MEETINGS

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (SECTION 1301) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "Notices" below.
(SECTION 1302) Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (SECTION 1304)

NOTICES

     Notices to Holders of Registered Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (SECTION
107)

THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (SECTION 613) The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. (SECTION 608)

     The Trustee has made loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company.

                                       14

                          DESCRIPTION OF CAPITAL STOCK

     The Certificate of Incorporation of the Company, as amended (the "Charter"), provides that the aggregate number of shares of all classes of stock that the Company has authority to issue is 36,000,000 shares, divided into two classes consisting of 30,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock. Additional shares of authorized capital stock may be issued without stockholder approval. The following description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the Charter and the By-Laws of the Company, the Certificate of Designation for the Company's 9.96% Preferred Stock, the Certificate of Designation for the Company's 5% Preferred Stock and the Certificate of Designation for the Company's Series C Junior Participating Preferred Stock.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share on all matters on which stockholders generally are entitled to vote, including elections of directors, and, except as otherwise required by law or by the terms of any series of preferred stock of the Company, the holders of Common Stock exclusively possess all voting power. The Charter does not provide for cumulative voting for the election of directors; therefore, the holders of a majority of the voting power of the total number of outstanding shares of Common Stock are able to elect the entire Board of Directors of the Company.

     Subject to any preferential rights of any outstanding series of preferred stock of the Company designated from time to time by the Board of Directors or, to the extent permitted by law, a committee of the Board of Directors, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata all assets of the Company available for distribution to such holders. No holder of Common Stock has any preemptive right to subscribe to any kind or class of securities of the Company. As of May 31, 1996, 17,408,651 shares of Common Stock were issued and outstanding.

PREFERRED STOCK

     The Board of Directors is empowered without stockholder approval to issue up to 6,000,000 shares of preferred stock of the Company, from time to time, in series and with respect to each series to determine (1) the number of shares constituting such series, (2) the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends payable on any other class or series of stock, (3) whether the shares of each series shall be redeemable and the terms thereof, (4) whether the shares shall be convertible into Common Stock and the terms thereof, (5) the amount per share payable on each series, or other rights of holders of such shares on liquidation or dissolution of the Company, (6) the voting rights, if any, of shares of each series and (7) generally, any other rights and privileges consistent with the Charter for each series and any qualifications, limitations or restrictions. As of May 31, 1996, the Company had outstanding (a) 200,000 shares of 9.96% Preferred Stock represented by 20,000 issued and outstanding 9.96% Depositary Shares and (b) 260,000 shares of 5% Preferred Stock represented by 52,000 issued and outstanding 5% Depositary Shares. In addition, the Board of Directors has authorized the issuance of up to 300,000 shares of Series C Junior Participating Preferred Stock pursuant to a stockholder rights plan, none of which are outstanding. See "Certain Anti-takeover Provisions -- Stockholder Rights
Plan."

                        CERTAIN ANTI-TAKEOVER PROVISIONS

     The Charter and By-laws of the Company contain provisions which may have the effect of delaying, deferring or preventing a change in control. The following description of certain provisions of the Charter and By-laws is intended as a summary only and is qualified in its entirety by reference to the Charter and the By-laws of the Company.

                                       15

NUMBER OF DIRECTORS, REMOVAL OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The Company's By-laws provide that the number of directors shall be fixed by the Board of Directors. The Board of Directors, and not the stockholders, has the authority to determine the number of directors and could prevent any stockholder from obtaining majority representation by enlarging the Board of Directors and filling the new directorships with its own nominees. Moreover, the Charter provides for removal of directors by the stockholders only for cause and that the affirmative vote of the holders of at least 75% of the voting power of the outstanding securities entitled to vote generally for the election of directors (the "Voting Shares") would be required to remove a director from office. The Charter and the By-laws provide that a vacancy on the Board of Directors occurring during the course of the year, including a vacancy created by an increase in the authorized number of directors, may be filled by the remaining directors. Subject to applicable law and the rights of holders of any series of preferred stock, the Charter and the By-laws do not provide for the filling of vacancies by the stockholders.

CLASSIFIED BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three classes of directors serving staggered terms. One class of directors is elected at each annual meeting of stockholders for a three-year term.

ANNUAL AND SPECIAL MEETINGS

     Under the Charter and By-laws, subject to the rights of holders of any series of preferred stock, stockholders are not permitted to call an annual or special meeting of stockholders. Only the Board of Directors, the Chairman, the President or Chief Executive Officer will be able to call an annual or special meeting. Generally, stockholder action may be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Moreover, the business to be conducted at any special meeting of stockholders is limited to business brought before the meeting by the Board of Directors unless a stockholder complies with the requirements for advance notification.

RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     The Charter and Delaware Law impose various conditions on the consummation of certain transactions between the Company or its stockholders and a stockholder who acquires beneficial ownership of a specified number of shares. The Charter imposes conditions on transactions involving "Interested Stockholders." Interested Stockholders include, generally, holders of more than 10% of the Company's outstanding voting stock who acquired more than 5% of the Company's outstanding voting stock within the two previous years. Excepted from the definition, however, are stockholders who owned more than 600,000 shares of voting stock on any day on which the Company was a majority owned subsidiary of HOC, stockholders who owned more than 5% of the outstanding voting stock on the first day on which the Company was not a majority owned subsidiary of HOC, and any stockholder who purchased 5% or more of the outstanding voting stock with the approval of the Board of Directors within 15 days of such date. Because the affirmative vote of at least 75% of the total votes entitled to be cast would be required to approve business combinations (mergers, consolidations and certain other transactions) involving Interested Stockholders, holders of a minority of the number of shares of Common Stock may prevent the consummation of a transaction favored by holders of a majority of the number of shares of Common Stock. In addition, the failure of a sufficient number of stockholders to vote could also result in the defeat of a proposed transaction.

VOTE REQUIRED TO AMEND OR REPEAL CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS

     Unless declared advisable by the affirmative vote of two-thirds of the total number of directors which the Company would have if there were no vacancies on the Board of Directors and, if there is an Interested Stockholder, a majority of the Continuing Directors, the affirmative vote of the holders of
(i) at least 75% of the then outstanding Voting Shares and (ii) if there is an Interested Stockholder, at least a majority of the voting power of the then outstanding Voting Shares not beneficially owned by such person, will be required

                                       16

to amend, repeal or adopt any provision inconsistent with the provisions of the Charter or By-Laws discussed above. Continuing Directors include, generally, members of the Board of Directors who are not affiliated with or were not nominated by an Interested Stockholder and who were members of the Board of Directors prior to the time such person became an Interested Stockholder.

REQUIREMENT FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS OR PROPOSALS

     The Charter and By-Laws provide that advance notice of stockholder nominations for the election of directors must be received by the Secretary of the Company. A notice regarding any nomination must contain certain information including information concerning the nominating stockholder and any information required to be included in a proxy statement had the nominee been nominated by the Board of Directors. In addition, each stockholder giving such notice must provide all other information reasonably requested by the Company.

EVALUATION OF CERTAIN TRANSACTIONS

     The Charter provides that a director, when evaluating any tender or exchange offer or business combination, may, in addition to considering the effects of any action on the Company's stockholders, consider any other factors the director considers pertinent, including: applicable law; the amount and type of consideration; alternative transactions; the business and financial condition of the acquiring person; the competence and integrity of the acquiring person; and the social, legal and economic effects, of the proposed transaction on employees, suppliers and customers of the Company and on the communities in which the Company conducts its business.

STOCKHOLDER RIGHTS PLAN

     On November 11, 1994, the Company adopted a stockholder rights plan and declared a dividend of one right (a "Right") for each share of Common Stock outstanding as of the close of business on November 22, 1994. The Rights, which under certain circumstances entitle their holders to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $1.00 per share, for an exercise price of $200, will expire on November 11, 2004.

     The Rights are not exercisable until the earlier to occur of (i) 10 days following the first date of public announcement that a person or group of affiliated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or such earlier date as a majority of the Board of Directors shall become aware of the existence of an Acquiring Person (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock.

     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right other than Rights beneficially owned by an Acquiring Person (which will have become void) will thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time until 10 days following the Stock Acquisition Date (subject to extension by the Board of Directors), the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

                                       17

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in and/or outside the United States:
(i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement arising thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                       18

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas and for any underwriters or agents by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company contained in its Annual Report on Form 10-K incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Transok, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                       19

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by the Company in connection with the offering described in this Registration Statement.


Registration fee........................  $  137,931
Printing expenses.......................      *
Accounting fees and expenses............      *
Legal fees and expenses.................      *
Blue Sky fees and expenses..............      *
Trustee fees and expenses...............      *
Rating agency fees......................      *
Miscellaneous...........................      *
                                          ----------
     Total..............................  $   *
                                          ==========
- ------------
* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Ninth of the Company's Charter provides that to the fullest extent that the General Corporation Law of the State of Delaware permits the limitation or elimination of the liability of directors, no director of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (4) for any transaction from which the director derived any improper personal benefit.

     Article Tenth of the Company's Charter provides that the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Company, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys' fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

                                      II-1

ITEM 16.  EXHIBITS

      EXHIBIT NO.
- ------------------------

          +1.1       --   Form of Underwriting Agreement (Equity)

          +1.2       --   Form of Underwriting Agreement (Debt)

           4         --   Form of Indenture between the Company and Texas
                            Commerce Bank, N.A., as trustee

          +5         --   Opinion of Baker & Botts, L.L.P. as to the validity
                            of the Offered Securities

          12         --   Statement of Computation of ratio of earnings to
                            fixed charges

          23.1       --   Consent of Deloitte & Touche, LLP

          23.2       --   Consent of Arthur Andersen LLP

         +23.3       --   Consent of Baker & Botts, L.L.P. (included in
                            Exhibit 5)

          24         --   Powers of Attorney

          25         --   Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of Texas Commerce Bank, N.A., as trustee, is bound separately on Form T-1
 ------------
* Incorporated by reference as indicated.

+ To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit

                                      II-2

plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON JUNE 17, 1996.

                                          TEJAS GAS CORPORATION
                                          By: /s/ JAY A. PRECOURT
                                                  JAY A. PRECOURT,
                                               VICE CHAIRMAN AND CHIEF
                                                  EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 17, 1996.

              SIGNATURE                               TITLE
              ---------                               -----

                  *                          Chairman of the Board of Directors
        FREDERIC C. HAMILTON

         /s/JAY A. PRECOURT                  Vice Chairman and Chief Executive
                                               Officer
           JAY A. PRECOURT
    (PRINCIPAL EXECUTIVE OFFICER)

         /s/CHARLES R. CRISP                 President and Director
          CHARLES R. CRISP

         /s/JAMES W. WHALEN                  Executive Vice President,
           JAMES W. WHALEN                     Chief Financial Officer
 (PRINCIPAL FINANCIAL AND ACCOUNTING           and Treasurer
              OFFICER)



                  *                           Director
          CHARLES C. GATES


                  *                           Director
           ARTHUR L. KELLY


                  *                           Director
            A. J. MILLER


                  *                           Director
        ROBERT G. STONE, JR.


                  *                           Director
          RONALD F. WALKER

     *By: /s/ JAMES W. WHALEN
              JAMES W. WHALEN
              ATTORNEY IN FACT

                                      II-4